Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277990

Prospectus Supplement

(To Prospectus dated February 2, 2026)

Up to $20,000,000,000 of Common Stock

This prospectus supplement, or Supplement, supplements the prospectus, dated February 2, 2026, or Prospectus, relating to the offer and sale of shares of our common stock from time to time through BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as our sales agents, pursuant to an equity distribution agreement, or Equity Distribution Agreement, entered into with such sales agents on that date.

This Supplement is being filed to reflect the addition of HSBC Securities (USA) Inc., BNP Paribas Securities Corp., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., Santander US Capital Markets LLC, TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC and Wells Fargo Securities, LLC as additional sales agents pursuant to a joinder agreement to the Equity Distribution Agreement. Accordingly, each reference to the term “sales agent” or “sales agents” in the Prospectus is hereby amended, to the extent appropriate in the context, to include HSBC Securities (USA) Inc., BNP Paribas Securities Corp., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., Santander US Capital Markets LLC, TD Securities (USA) LLC, BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., ING Financial Markets LLC and Wells Fargo Securities, LLC, each as an additional sales agent.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement dated February 2, 2026, and see Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2025, which is incorporated by reference herein, for a discussion of certain risks that should be considered in connection with an investment in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Securities*	Citigroup*	Deutsche Bank Securities*	Goldman Sachs & Co. LLC*	HSBC*	J.P. Morgan*

BNP PARIBAS	PNC Capital Markets LLC	SMBC Nikko

Santander	TD Securities

BNY Capital Markets	Credit Agricole CIB	ING	Wells Fargo Securities

(* in alphabetical order)

Prospectus Supplement dated February 3, 2026